Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE
Contact:
Robert M. Thornton, Jr.
Chief Executive Officer
(770) 933-7000

SUNLINK HEALTH SYSTEMS, INC. ANNOUNCES FISCAL 2008

SECOND QUARTER RESULTS

ATLANTA, Georgia (February 13, 2008) – SunLink Health Systems, Inc. (AMEX: SSY) today announced earnings from continuing operations for its fiscal quarter ended December 31, 2007 of $51,000, or $0.01 per fully diluted share, compared to a loss from continuing operations of $463,000, or $0.06 per fully diluted share, for the quarter ended December 31, 2006. For the six months ended December 31, 2007, SunLink reported earnings from continuing operations of $494,000, or $0.06 per fully diluted share, compared to earnings from continuing operations of $5,000, or $0.00 per fully diluted share, for the comparable period a year ago.

SunLink reported a net loss of $33,000, or $0.00 per fully diluted share for the quarter ended December 31, 2007, compared to a net loss of $494,000, or $0.07 per fully diluted share for the comparable quarter a year ago. SunLink reported net earnings of $360,000, or $0.05 per fully diluted share, for the six months ended December 31, 2007 compared to net earnings of $56,000, or $0.01 per fully diluted share, for the comparable period a year ago.

Consolidated net revenues from continuing operations for the quarters ended December 31, 2007 and 2006 were $36,969,000 and $34,076,000, respectively, an increase of 8.5% in the current year. The increased net revenues in the current year included $249,000 of positive prior year third-party payor settlements in the current year’s quarter compared to $252,000 of negative prior year third-party payor settlements in the quarter ended December 31, 2006. Consolidated net revenues from continuing operations for the six months ended December 31, 2007 and 2006 were $75,205,000 and $68,559,000, respectively, an increase of 9.7% in the current year. The increased net revenues in the current year’s six months included $324,000 of positive prior year third-party payor settlements compared to $207,000 of negative prior year third-party payor settlements in the six months ended December 31, 2006.

The company’s operating profit from continuing operations for the quarter ended December 31, 2007 was $489,000 compared to an operating loss from continuing operations for the quarter ended December 31, 2006 of $376,000. The operating profit for the quarter ended December 31, 2007 improved from the same period last year due to reduced salaries, wages and benefits expense as a percentage of net revenues, decreased supplies expense and positive prior year third-party payor settlements. Other operating expenses for the quarter ended December 31, 2007 included expense of approximately $269,000 for the company’s actuarial-determined professional and general liability compared to a reduction of expense of approximately $71,000 for the quarter December 31, 2006. The company’s operating profit from continuing operations for the six months ended December 31, 2007 was $1,555,000 compared to operating profit from continuing operations for the six months ended December 31, 2006 of $686,000.

Hospital Facilities Adjusted EBITDA (a non GAAP measure of liquidity) in the second fiscal quarter increased to $2,914,000 from $1,902,000 in the comparable quarter a year ago.

Robert M. Thornton, Jr., SunLink’s CEO, said, “The net revenue growth in the quarter and for the six months reflects continued improved hospital performance as a result of operating initiatives implemented over the past year by our management team. We are especially pleased with the 17.2% growth in outpatient net revenue in the second fiscal quarter over last year. Our focus has been on operations, particularly internal growth and cost control together with improvements to our existing facilities and successfully recruiting and retaining physicians. During the quarter, we expended approximately $2,300,000 to upgrade services and facilities and we recruited four new doctors.”

Mr. Thornton continued, “In addition to our internal initiatives, acquisitions continue to be an important part of our growth strategy, and we believe the current market allows us to more aggressively pursue attractive rural and exurban healthcare opportunities.”

The company noted that it had recently retained Stephens Inc. for the purpose of advising the Board of Directors of SunLink in connection with an evaluation of the company’s strategic alternatives, including, among others, (i) the proposal received by SunLink in November 2007 from Resurgence Health Group, LLC to acquire SunLink for $7.50 per share in cash and (ii) whether it would be in the best interest of SunLink, its shareholders and other applicable constituencies to remain an independent public company and continue to pursue SunLink’s existing business plan.

SunLink Health Systems, Inc. currently operates seven community hospitals and related businesses in the Southeast and Midwest. Each SunLink facility is the only hospital in its community. SunLink’s operating strategy is to link patients’ needs with dedicated physicians and health professionals to deliver quality, efficient medical care in each community it serves. For additional information on SunLink Health Systems, Inc., please visit the company’s website at www.sunlinkhealth.com.

The company will conduct a conference call on February 13, 2008 at 11:00 a.m. Eastern time to discuss its quarterly results. To participate in the conference call, please dial 1-866-793-1306. A replay of the call will be available shortly after the call and will continue to be available for 90 days by dialing 1-888-266-2081 and entering passcode 1191022 when prompted.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the company’s business strategy. These forward-looking statements are subject to certain risks, uncertainties and other factors, which could cause actual results, performance and achievements to differ materially from those anticipated. Certain of those risks, uncertainties and other factors are disclosed in more detail in the company’s Annual Report on Form 10-K for the year ended June 30, 2007 and other filings with the Securities and Exchange Commission which can be located at www.sec.gov.

Adjusted earnings before interest, income taxes, depreciation and amortization

Earnings before interest, income taxes, depreciation and amortization (“EBITDA”) represent the sum of income before interest, income taxes, depreciation and amortization. We understand that certain industry analysts and investors generally consider EBITDA to be one measure of the liquidity of a company, and it is presented to assist analysts and investors in analyzing the ability of a company to generate cash, service debt and meet capital requirements. We believe increased EBITDA is an indicator of improved ability to service existing debt and to satisfy capital requirements. EBITDA, however, is not a measure of financial performance under accounting principles generally accepted in the United States of America and should not be considered an alternative to net income as a measure of operating performance or to cash liquidity. Because EBITDA is not a measure determined in accordance with accounting principles generally accepted in the United States of America and is thus susceptible to varying calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other corporations. Net cash provided by operations for the quarters ended December 31, 2007 and 2006, respectively, is shown below. Hospital Facilities Adjusted EBITDA is the EBITDA for those facilities without any allocation of corporate overhead.

	Three Months ended December 31,
	2007	2006
Hospital Facilities Adjusted EBITDA	$2,914	$1,902
Corporate overhead costs	(1,147)	(1,174)
Taxes and interest expense	(438)	(87)
Other non-cash expenses and net changes in operating assets and liabilities	143	1,447

Net cash provided by operations	$1,472	$2,088

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SUNLINK HEALTH SYSTEMS, INC. ANNOUNCES

FISCAL 2008 SECOND QUARTER RESULTS

Amounts in 000's, except per share amounts

CONSOLIDATED STATEMENTS OF EARNINGS	Three Months Ended December 31,		Six Months Ended December 31,
	2007	2006	2007	2006
Net Revenues	$36,969	$34,076	$75,205	$68,559
Cost of Patient Service Revenues:
Salaries, wages and benefits	17,589	17,382	35,414	35,093
Provision for bad debts	5,216	4,488	11,845	9,181
Supplies	3,745	4,040	7,525	7,789
Purchased services	2,472	2,239	5,023	4,403
Other operating expenses	5,425	4,510	9,856	7,863
Rents and leases	755	689	1,485	1,414
Depreciation and amortization	1,278	1,104	2,502	2,130

Operating Profit (Loss)	489	(376)	1,555	686

Interest Expense	(436)	(333)	(846)	(650)
Interest Income	28	7	33	15

Earnings (Loss) from Continuing Operations before Income Taxes	81	(702)	742	51
Income Tax Expense (Benefit)	30	(239)	248	46

Earnings (Loss) from Continuing Operations	51	(463)	494	5
Earnings (Loss) from Discontinued Operations, net of income taxes	(84)	(31)	(134)	51

Net Earnings (Loss)	$(33)	$(494)	$360	$56

Earnings (Loss) Per Share from Continuing Operations:
Basic	$0.01	$(0.06)	$0.07	$0.00

Diluted	$0.01	$(0.06)	$0.06	$0.00

Earnings (Loss) Per Share from Discontinued Operations:
Basic	$(0.01)	$(0.00)	$(0.02)	$0.01

Diluted	$(0.01)	$(0.00)	$(0.02)	$0.01

Net Earnings (Loss) Per Share:
Basic	$(0.00)	$(0.07)	$0.05	$0.01

Diluted	$(0.00)	$(0.07)	$0.05	$0.01

Weighted Average Common Shares Outstanding:
Basic	7,515	7,346	7,514	7,337

Diluted	7,789	7,346	7,789	7,822

SUMMARY BALANCE SHEETS	December 31, 2007	June 30, 2007
ASSETS
Cash and Cash Equivalents	$1,162	$814
Other Current Assets	27,059	24,965
Property Plant and Equipment, net	49,882	47,323
Long-term Assets	4,279	4,741

	$82,382	$77,843

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities	$30,903	$26,655
Long-term Debt and Other Noncurrent Liabilities	14,869	15,164
Shareholders’ Equity	36,610	36,024

	$82,382	$77,843

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